Exhibit 99
PRESS RELEASE
FOR IMMEDIATE DISTRIBUTION

Contact:	Robert L.G. White President and CEO Phone: 908/206-3700

BREEZE-EASTERN ANNOUNCES ELECTION OF BOARD OF DIRECTORS
Union, New Jersey — September 12, 2007 — Breeze-Eastern Corporation (AMEX:BZC) today announced that it had held its annual meeting of stockholders at its corporate headquarters, 700 Liberty Avenue, Union, New Jersey and that the stockholders of the Company had elected the eight (8) directors nominated by the Company: William Alderman, Charles Grigg, Jay Harris, William Recker, Russell Sarachek, William Shockley, Frederick Wasserman and Robert White, to serve until the next annual meeting or until their successors are elected. In addition, the stockholders ratified the selection by the Audit Committee of Margolis & Company P.C. as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2008. At the organizational meeting of the Company’s Board of Directors following the annual meeting, the Board elected Charles Grigg Chairman of the Board and Frederick Wasserman Chair of the Company’s standing Audit Committee.
Breeze-Eastern Corporation (http://www.breeze-eastern.com) is the world’s leading designer and manufacturer of sophisticated lifting devices for military and civilian aircraft, including rescue hoists, cargo hooks and weapons-lifting systems. The Company, formerly known as TransTechnology Corporation, which employs approximately 180 people at its facility in Union, New Jersey, reported sales of $73.3 million in the fiscal year ended March 31, 2007 and quarterly report on Form 10-Q for the period ended July 1, 2007.
700 Liberty Avenue • Union • New Jersey 07083
Tel. 908.686.4000 • Fax 908.686.7485 • www.breeze-eastern.com

Breeze-Eastern Corporation Breeze-Eastern Announces Election of Board of Directors	Page 2 of 2

INFORMATION ABOUT FORWARD-LOOKING STATEMENTS
Certain statements in this press release constitute “forward-looking statements” within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (the “Acts”). Any statements contained herein that are not statements of historical fact are deemed to be forward-looking statements.
The forward-looking statements in this press release are based on current beliefs, estimates and assumptions concerning the operations, future results, and prospects of the company. As actual operations and results may materially differ from those assumed in forward-looking statements, there is no assurance that forward-looking statements will prove to be accurate. Forward-looking statements are subject to the safe harbors created in the Acts.
Any number of factors could affect future operations and results, including, without limitation, competition from other companies; changes in applicable laws, rules and regulations affecting the company in the locations in which it conducts its business; the availability of equity and/or debt financing in the amounts and on the terms necessary to support the company’s future business; interest rate trends; determination by the company to dispose of or acquire additional assets; general industry and economic conditions; events impacting the U.S. and world financial markets and economies; and those specific risks that are discussed in the company’s previously filed Annual Report on Form 10-K for the fiscal year ended March 31, 2007, and quarterly report on Form 10-Q for the period ended July 1, 2007.
The company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information or future events.
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